PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED AUGUST 12, 2011
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials under § 240.14a-12
S1 CORPORATION

(Name of Registrant as Specified in its Charter)
ACI WORLDWIDE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED AUGUST 12, 2011
SPECIAL MEETING OF STOCKHOLDERS
OF
S1 CORPORATION
TO BE HELD ON [•], [•] , 2011
PROXY STATEMENT
OF
ACI WORLDWIDE, INC.
SOLICITATION OF PROXIES IN OPPOSITION TO
THE PROPOSED FUNDTECH MERGER
          This preliminary Proxy Statement (this “Proxy Statement”) and the enclosed BLUE proxy card are furnished by ACI Worldwide, Inc., a Delaware corporation (“ACI,” “we” or “us”), in connection with ACI’s solicitation of proxies to be used at the special meeting (the “Special Meeting”) of stockholders of S1 Corporation, a Delaware corporation (“S1”), to be held on [•], [•], 2011, at [•] beginning at [•], and at any adjournments, postponements or reschedulings thereof.
          WE ARE SOLICITING PROXIES FROM S1 STOCKHOLDERS TO VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS. WE BELIEVE THE PROPOSED FUNDTECH MERGER DOES NOT PROVIDE ADEQUATE VALUE TO S1 STOCKHOLDERS. WE BELIEVE THE ACI MERGER PROPOSAL IS A SUPERIOR ALTERNATIVE FOR S1 STOCKHOLDERS BECAUSE, AMONG OTHER THINGS, IT PROVIDES SIGNIFICANTLY GREATER VALUE TO S1 STOCKHOLDERS THAN THE PROPOSED FUNDTECH MERGER.
          On July 26, 2011, ACI publicly announced its proposal to combine the businesses of ACI and S1 through a merger transaction in which ACI would acquire all of the issued and outstanding shares of common stock of S1, par value $0.01 per share (the “S1 Shares”), in a cash and stock transaction valued at $9.50 per S1 Share (the “ACI Merger Proposal”). On August 2, 2011, S1 announced that the S1 Board had rejected the ACI Merger Proposal. ACI believes that the value per S1 Share that ACI proposed in the ACI Merger Proposal is substantially higher than the trading prices for S1 Shares after the announcement of the Proposed Fundtech Merger.
          On June 24, 2011, the last trading day prior to the announcement of the Fundtech Merger Agreement, the closing sales price of S1 Shares as reported by the NASDAQ Market was $7.54 per share. The closing sales price for S1 Shares declined on June 27, 2011, the day that the Fundtech Merger Agreement was announced, to $7.26 per share. During the period from June 27, 2011 to July 25, 2011, the last trading day prior to the announcement of the ACI Merger Proposal, the closing sales price for S1 Shares further declined 1.8% to $7.13 per share, and its volume weighted average closing sales price over this period was $7.25 per share. This compares to an increase of 4.5% for the S&P 500 Index over the same period.

          At $9.50 per S1 Share, which was the value proposed by ACI on July 26, 2011, the ACI Merger Proposal represented (1) a 33% premium to the closing sales price of S1 Shares on July 25, 2011, the last trading day prior to the public announcement of ACI’s proposal, (2) a 32% premium to the volume weighted average closing price of S1 Shares over the previous 90 days prior to the announcement, and (3) a 23% premium to the 52-week high of S1 Shares for the 52-week period ending July 25, 2011. Based on trading prices for ACI Shares on July 25, 2011, the last trading day prior to the ACI Merger Proposal, the relative value of the 60%/40% cash-stock consideration reflected by the ACI Merger Proposal consisted of $5.70 in cash and $3.80 in ACI Shares (or 0.1064 ACI shares for each S1 Share). At [•], 2011, the last trading day prior to the date of this proxy statement, the closing trading price for ACI Shares was $[•] per share, which based on the exchange ratio implicit in the ACI Merger Proposal on July 26, 2011, implies a total value of $[•] per S1 Share, consisting of $5.70 in cash and $[•] in ACI Shares for each S1 Share.
          The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote.
          ACI is soliciting proxies from holders of S1 Shares to vote “AGAINST” the proposals in furtherance of the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2011 (the “Fundtech Merger Agreement”), by and among S1, Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly owned subsidiary of S1, and Fundtech Ltd., a company organized under the laws of Israel (“Fundtech”) (such transactions, the “Proposed Fundtech Merger”). Specifically, we are soliciting proxies to vote “AGAINST” the proposal to issue S1 Shares in connection with the Proposed Fundtech Merger, which we refer to as the “Share Issuance Proposal.”
          We are also soliciting proxies to vote “AGAINST” the following related proposals, although we believe that they (other than the Incentive Plan Amendment Proposal) would be rendered moot if the Share Issuance Proposal is disapproved by S1 stockholders:
•	The proposal to adopt the certificate of amendment to the certificate of incorporation of S1 Corporation to change S1’s name to “Fundtech Corporation,” which we refer to as the “Charter Amendment Proposal”;

•	The proposal to amend the S1 Corporation 2003 Stock Incentive Plan, as amended and restated effective February 26, 2008, to increase the number of S1 Shares available for issuance thereunder, which we refer to as the “Incentive Plan Amendment Proposal”;

ii

•	The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to S1’s named executive officers in connection with the Proposed Fundtech Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the “Compensation Advisory Proposal”; and

•	The proposal to approve adjournments or postponements of the Special Meeting, if necessary, to permit further solicitation of proxies in favor of the Share Issuance Proposal, the Charter Amendment Proposal, the Incentive Plan Amendment Proposal and the Compensation Advisory Proposal (the “Adjournment Proposal, and collectively, the “Fundtech Merger Proposals”).
          S1 has set [•], [•], 2011 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the “Record Date”). The principal executive offices of S1 are located at 705 Westech Drive, Norcross, Georgia 30092.
          WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE ACI MERGER PROPOSAL AT THIS TIME. HOWEVER, WE BELIEVE THAT A VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS WILL SEND A MESSAGE TO THE S1 BOARD THAT S1 STOCKHOLDERS REJECT THE PROPOSED FUNDTECH MERGER AND THAT THE S1 BOARD SHOULD TERMINATE THE FUNDTECH MERGER AGREEMENT AND GIVE CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE ACI MERGER PROPOSAL. IN ADDITION, A VOTE AGAINST THE FUNDTECH MERGER PROPOSALS WILL NOT OBLIGATE YOU TO VOTE FOR THE ACI MERGER PROPOSAL.
          EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO S1, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST DATED PROXY COUNTS. VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.
          IF YOUR S1 SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.
          This Proxy Statement and the enclosed BLUE proxy card are first being mailed to S1 stockholders on or about [•], 2011.

iii

REASONS TO VOTE “AGAINST”
THE FUNDTECH MERGER PROPOSALS
          ACI is soliciting proxies from S1 stockholders in opposition to the Proposed Fundtech Merger and specifically “AGAINST” the Fundtech Merger Proposals. ACI urges all S1 stockholders to vote “AGAINST” the Fundtech Merger Proposals for the following reasons:
•	A vote “AGAINST” the Fundtech Merger Proposals preserves your opportunity to receive the premium price for your S1 Shares contemplated by the ACI Merger Proposal which we believe, if consummated, would provide significantly greater value to S1 stockholders as compared to the Proposed Fundtech Merger.
          While ACI continues to hope that it is possible to reach a consensual transaction with S1, ACI is making this proxy solicitation directly to S1 stockholders in light of the S1 Board’s rejection of the ACI Merger Proposal on August 2, 2011.
          ACI believes that the combined ACI and S1 contemplated by its proposal is superior to the Proposed Fundtech Merger notwithstanding the S1 Board’s rejection of the ACI Merger Proposal because it provides greater and more certain value than the Proposed Fundtech Merger.
          Value: ACI believes that the value per S1 Share that ACI proposed in the ACI Merger Proposal is substantially higher than the trading prices for S1 Shares after the announcement of the Proposed Fundtech Merger. On June 24, 2011, the last trading day prior to the announcement of the Fundtech Merger Agreement, the closing sales price of S1 Shares as reported by the NASDAQ Market was $7.54 per share. The closing sales price for S1 Shares declined on June 27, 2011, the day that the Fundtech Merger Agreement was announced, to $7.26 per share. During the period from June 27, 2011 to July 25, 2011, the last trading day prior to the announcement of the ACI Merger Proposal, the closing sales price for S1 Shares further declined 1.8% to $7.13 per share, and its volume weighted average closing sales price over this period was $7.25 per share. This compares to an increase of 4.5% for the S&P 500 Index over the same period.
          At $9.50 per S1 Share, which was the value proposed by ACI on July 26, 2011, the ACI Merger Proposal represented (1) a 33% premium to the closing sales price of S1 Shares on July 25, 2011, the last trading day prior to the public announcement of ACI’s proposal, (2) a 32% premium to the volume weighted average closing price of S1 Shares over the previous 90 days prior to the announcement, and (3) a 23% premium to the 52-week high of S1 Shares for the 52-week period ending July 25, 2011. Based on trading prices for ACI Shares on July 25, 2011, the last trading day prior to the ACI Merger Proposal, the relative value of the 60%/40% cash-stock consideration reflected by the ACI Merger Proposal consisted of $5.70 in cash and $3.80 in ACI Shares (or 0.1064 ACI shares for each S1 Share). At [•], 2011, the last trading day prior to the date of this proxy statement, the closing trading price for ACI Shares was $[•] per share, which based on the exchange ratio implicit in the ACI Merger Proposal on July 26, 2011, implies a total value of $[•] per S1 Share, consisting of $5.70 in cash and $[•] in ACI Shares for each S1 Share.
          The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote. The premium represented by the ACI Merger Proposal to the Proposed Fundtech Merger may be larger or smaller depending on market prices on any given date and will fluctuate between the date of this Proxy Statement and the date of the Special Meeting or the date of consummation of any transaction.
•	Strategic Rationale: The ACI Merger Proposal provides immediate cash value to S1 stockholders, as well as the opportunity to participate in the value creation in the ACI Merger Proposal through the receipt of ACI Shares. ACI believes that the complementary nature of ACI and S1 creates a compelling opportunity to establish a full-service global leader of financial and payments software with significant scale and financial strength, including as follows:
•	Highly Complementary Product and Customer Bases: Combined, ACI and S1 would provide a rich set of capabilities and a broad portfolio of products to customers across the entire electronic payments spectrum. In particular, ACI believes that the acquisition of S1 would provide breadth and additional capabilities to what ACI does today, including: (1) expand ACI’s retailer business beyond North America; (2) increase ACI’s retail banking payments business down into lower and mid-tier financial institutions; and (3) add function and global reach to ACI’s online business banking offering, including new capabilities around branch banking and trade. The acquisition of S1 would support ACI’s position as a leading provider of the most unified payments solution to serve retail banking, wholesale banking, processors and retailers and would enable its customers to lower their operational costs and improve time-to-market.

•	Enhanced Scale and Global Position: ACI’s, S1’s and Fundtech’s principal competitors are substantially larger companies with greater financial resources than ACI, S1 and Fundtech have. The combined ACI and S1 would have greater scale and critical mass than S1 would have after the Proposed Fundtech Merger. The combined ACI and S1 would have revenue of $683 million and adjusted EBITDA of $123 million for the 12 months ended June 30, 2011, compared to revenue of $379 million and adjusted EBITDA of $43 million for that period for the combined S1 and Fundtech in the Proposed Fundtech Merger. This scale advantage would enable the combined ACI and S1 to more effectively serve its combined global customer base and compete against the very large companies which operate in the electronic payments software business.

In addition, Fundtech is dependent upon three international financial institutions for a significant portion of its revenue. According to published reports, in fiscal year 2010, Fundtech derived approximately 21% of its total annual revenues from these three international financial institutions. In comparison, ACI’s top 10 customers represented approximately 20% of its total annual revenue in 2010.

•	Significant Synergy Opportunities: ACI expects the combination of ACI and S1 will generate a significant amount of operational efficiencies and cost savings that will drive margin expansion for the acquired S1 business and earnings accretion for the combined company. ACI estimates that the annual pre-tax cost savings related to the ACI Merger Proposal would be more than double the $12 million estimated in the Proposed Fundtech Merger, primarily attributable to elimination of S1’s public company costs and rationalization of duplicate general and administrative functions, sales/marketing functions and costs, occupancy costs, product management and R&D functions. In addition, ACI expects to consolidate the combined company’s hosting data centers and infrastructure. Further, ACI expects the cost savings will improve S1’s margins in line with ACI’s margins for adjusted EBITDA. Assuming that ACI’s proposed transaction is closed in the fourth calendar quarter of this year, ACI anticipates the cost savings would be fully realizable in 2012.

•	Strong Financial Position: ACI would continue to have a strong financial profile driven by a solid balance sheet with substantial liquidity and a recurring revenue model that generates significant free cash flows, allowing for further future investments in the business. In addition, ACI expects the transaction to be accretive to full year earnings in 2012.

The following metrics provide relevant information with respect to ACI’s recent financial performance, as of July 26, 2011, the date of ACI’s proposal:
•	ACI has produced a stockholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	ACI has increased its 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	ACI has driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	ACI has increased adjusted EBITDA margin to 21% in 2010, from 7% in 2007.
•	Integration: ACI believes that there are substantial risks inherent in mergers of equals, which ACI believes are exacerbated by the fact that S1 is a U.S. company headquartered in Atlanta, Georgia, while Fundtech is a company with substantial operations in Israel. While there is integration risk in any substantial business combination transaction, ACI’s proposal would not involve the complexities inherent in combining two businesses whose co-CEOs and other senior executives would be located on different continents, and ACI would have the ability to implement integration plans without being required to consider the potential conflicting interests and disynergies implicit in a “merger of equals” in which, for example, the combined company’s top management is expected to be drawn from two disparate organizations.

S1’s preliminary proxy statement discloses that political, economic and military conditions in Israel and the Middle East could negatively impact the combined S1-Fundtech company. Fundtech is an Israeli company with substantial operations in Israel. According to S1’s preliminary proxy statement, (1) any major hostilities involving Israel, acts of terrorism or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect the combined company’s operations, (2) several Arab and Muslim countries restrict or prohibit business with Israeli companies and these restrictions may have an adverse impact on the combined company’s operating results, financial condition or the expansion of the combined company’s business, and (3) such boycott, restrictive laws, policies or practices may, however, change over time, including in a fashion that would be beneficial to S1 and Fundtech were they to merge.

•	Deal Certainty: The completion of the Proposed Fundtech Merger is subject to, among other conditions, approval of the issuance of stock in the transaction by holders of a majority of S1 Shares voting at a meeting held on the matter, as well as a number of conditions unique to a combination of a U.S. and an Israeli company, including receipt of the consent or approval of Israeli tax authorities, the Investment Center of the Israeli Ministry of Trade & Industry and the Israeli Securities Authority.

The ACI Merger Proposal is subject to certain conditions, including the approval of S1 stockholders and the receipt of customary regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). The ACI Merger Proposal contained provisions designed to assure S1 that the HSR Act condition would be satisfied, including a $21.5 million fee that would be paid to S1 if that condition were not satisfied and an undertaking to divest assets, subject to certain limitations (which were not specified in the draft merger agreement delivered to S1), and take other actions if necessary to obtain the expiration or termination of the HSR Act waiting period. ACI believes that it will obtain clearance under the HSR Act, although there necessarily can be no assurance with respect thereto.
          For the foregoing reasons, ACI urges S1 stockholders to vote “AGAINST” the Fundtech Merger Proposals. In addition, ACI urges the members of the S1 Board, in accordance with their fiduciary duties, to direct S1 to terminate the Fundtech Merger Agreement and enter into negotiations to finalize a merger agreement with ACI contemplated by the ACI Merger Proposal.
          If S1 stockholders do not approve the Share Issuance Proposal, one of the conditions to the Fundtech Merger Agreement will fail to be satisfied and each of S1 and Fundtech would have the right to terminate the Fundtech Merger Agreement. Following such a termination, S1 may be required to pay a termination fee of $14.6 million to Fundtech if within one year of such termination the ACI Merger Proposal is consummated. ACI believes that, if the Fundtech Merger Agreement were terminated, the S1 Board should make the determination that it is in S1 stockholders’ best interests to pursue the ACI Merger Proposal and to enter into the ACI Merger Proposal. ACI intends to pursue the ACI Merger Proposal even if S1 were required to pay the Fundtech termination fee. However, there can be no assurances that the current S1 Board would seek to accept the ACI Merger Proposal, or otherwise pursue or facilitate the ACI Merger Proposal, following a termination of the Fundtech Merger Agreement. S1 stockholders should take all of these factors into account when determining how to vote their S1 Shares.
•	A vote “AGAINST” the Fundtech Merger Proposals stops the S1 Board from entering into a transaction that ACI believes would result in a radical restructuring of the business, ownership and governance of S1 for no premium and no cash to S1 stockholders.
          According to S1’s preliminary proxy statement, S1 has entered into a purported “acquisition” transaction of Fundtech in which S1 stockholders will receive no premium and no cash for their shares. Although S1 has stated in its preliminary proxy statement its belief that the Proposed Fundtech Merger is an “acquisition” of Fundtech, we believe that its analysis is incorrect. We believe that the Proposed Fundtech Merger is in fact a transaction that results in a radical restructuring of the business, ownership and governance of S1, and thereby could be deemed to constitute de facto change in control of S1.
          According to S1’s preliminary proxy statement filed on August 3, 2011, following the Proposed Fundtech Merger, the governance of S1 would change as follows:
•	Fundtech’s CEO would become “Executive Chairman” of the combined company. Fundtech’s Chairman would become “Deputy Chairman” of the combined company. Fundtech’s CFO would become CFO of the combined company. One or more of these individuals apparently would serve in these capacities from Israel, and not S1’s principal U.S. offices.

•	S1’s Board would not constitute a majority of the Board of the combined company; rather, the combined company Board would be comprised of eight members, four from the current Board of Fundtech and four from the current Board of S1.

•	For an apparently indeterminate period, Fundtech’s CEO, as “Executive Chairman” of the combined company, and the combined company’s CEO would have to mutually agree before S1 could take any of 12 specified material corporate actions. Disputes as to such matters could only be resolved by the vote of a majority of the Board of the combined company, on which the current Fundtech directors will have a blocking vote.
          Based upon (i) the expected roles to be played by S1’s and Fundtech’s management following the Proposed Fundtech Merger in the combined company, (ii) the substantial ownership of the combined company by S1’s largest stockholder following the merger, and (iii) the treatment of the merger as a “change of control” under the employment agreements, equity incentive plans and golden parachutes of S1’s management, we believe that the Proposed Fundtech Merger looks much more like a change of control rather than an “acquisition” of Fundtech or a “merger”.

          In any case, we believe that S1’s Board, in evaluating any strategic transaction of this type, has a legal obligation to consider all available alternative transactions beforehand, to communicate those alternatives to S1’s stockholders and to consider our proposal which we believe provides superior value to S1’s stockholders.
•	A vote “AGAINST” the Fundtech Merger Proposals encourages the S1 Board to consider other alternatives for the company, including ACI’s proposal.
          The section titled “Background of the Merger” in S1’s preliminary proxy statement disclosed that S1 had substantive discussions with ACI regarding a potential sale transaction prior to entering into the Fundtech transaction. Despite these discussions and ACI’s interest in pursuing a possible transaction, S1 did not engage in meaningful price discussions with ACI, and instead chose a transaction that we believe looks more like a de facto change in control of S1 for no premium and no cash to S1 stockholders, than an “acquisition” of Fundtech by S1 or a “merger,” as S1 characterizes the transaction in its preliminary proxy statement. On August 2, 2011, S1 announced that the S1 Board had rejected the ACI Merger Proposal based on the S1 Board’s determination that pursuing discussions with ACI at this time “is not in the best financial or strategic interests of S1 and its stockholders.”
          We believe that our offer constitutes a superior offer, as provided for in the Fundtech Merger Agreement.
          USE YOUR BLUE PROXY CARD TO VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. A VOTE AGAINST THE FUNDTECH MERGER PROPOSALS WILL NOT OBLIGATE YOU TO VOTE FOR THE ACI MERGER PROPOSAL.
          IF YOUR S1 SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.
          DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM S1—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED FUNDTECH MERGER. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY S1, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.

          WE URGE YOU TO SEND THE S1 BOARD A MESSAGE THAT S1 STOCKHOLDERS REJECT THE PROPOSED FUNDTECH MERGER AND THAT THE S1 BOARD SHOULD TERMINATE THE FUNDTECH MERGER AGREEMENT AND GIVE PROPER CONSIDERATION TO OTHER OFFERS THAT IT RECEIVES, INCLUDING THE ACI MERGER PROPOSAL. VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS.

BACKGROUND OF THE SOLICITATION
     As part of the ongoing evaluation of its businesses, ACI regularly considers strategic acquisitions, capital investments, divestitures and other possible transactions. In connection with such strategic evaluation, ACI has in the past considered a potential business combination transaction involving S1 and in connection therewith engaged in discussions with representatives of S1 over an approximately one-year period beginning in the Summer of 2010.
     On August 30, 2010, Philip G. Heasley, ACI’s Chief Executive Officer, met in Atlanta, Georgia, with Johann Dreyer, S1’s Chief Executive Officer. During that meeting, Mr. Heasley expressed an interest in pursuing a possible acquisition of S1 by ACI.
     On September 30, 2010, members of ACI’s senior management met in Atlanta, Georgia with members of S1’s senior management to discuss a possible acquisition of S1 by ACI. In that meeting, the representatives of ACI indicated a possible price range of $7.50 to $8.00 per S1 Share. The closing sales price for S1 Common Stock as reported on the NASDAQ Market was $5.25 per share on September 29, 2010, the last trading day prior to that meeting. At the meeting, Mr. Dreyer indicated that he did not believe that it was opportune timing for S1 to be sold, but S1 might consider an enhanced proposal.
     On October 6, 2010, representatives of S1 and ACI had a follow-up conversation in which the representatives of S1 informed the representatives of ACI that, after reviewing the matter with the S1 Board, S1 was not for sale and the S1 Board did not desire to initiate a sale process. They also mentioned that they believed that the price range that ACI had indicated was too low, but indicated that the S1 Board might be willing to consider a transaction at an increased valuation. ACI interpreted that communication as meaning that S1 would consider a transaction at a higher price other than the $7.50-$8.00 per share range that ACI had indicated, although there can be no assurance that this was intended. In the October 6, 2010 call, the representatives of S1 also said that the S1 Board acknowledged the rationale for a possible combination of S1 and ACI, but indicated that S1 would be willing to continue discussions only if the parties signed a standstill agreement.
     On October 22, 2010, S1 and ACI signed an agreement that restricted ACI’s ability to acquire S1 Shares or make any tender offer or other proposal to acquire S1. These restrictions expired prior to July 26, 2011. During the standstill period, ACI did not buy any S1 Shares and made proposals to acquire S1 confidentially.
     On October 25, 2010, representatives of ACI’s and S1’s managements and financial advisors met in Atlanta, Georgia to discuss the S1 business and a possible transaction. From time to time thereafter, certain of S1’s senior managers, representatives of S1’s financial advisor and S1’s counsel held additional discussions with members of ACI’s senior management team and legal and financial advisors concerning a possible transaction.
     On November 19, 2010, ACI submitted a written proposal to S1 to acquire S1 in an all-cash transaction at a price of $8.40 per S1 Share, subject to confirmatory due diligence. ACI included a letter from a major financial institution stating that such institution was highly confident that ACI could raise the funds necessary to acquire S1 in an all-cash transaction at

$8.40 per share. In the November 19, 2010 proposal, ACI noted, among other things, “[w]e believe our proposal constitutes an extremely attractive opportunity for your stockholders. Our price represents a premium of 38% over the current market price of S1’s common stock and a premium of 42% over the average market price over the past year.” After ACI submitted the proposal letter, S1 representatives raised concerns about ACI’s ability to finance an all-cash acquisition of S1 and regulatory considerations. ACI representatives indicated that ACI believed that it could satisfy any such concerns, and undertook to do so.
     On December 9, 2010, Mr. Heasley spoke with Messrs. Dreyer and John W. Spiegel, Chairman of the S1 Board, regarding ACI’s November 19th proposal. The parties also discussed ACI and S1’s overlapping stockholder base and the potential for a mix of stock and cash consideration in an ACI-S1 transaction. On December 20, 2010, ACI delivered a draft merger agreement to S1. The draft merger agreement contemplated the payment of the purchase price in cash or stock, as elected by S1 stockholders.
     From time to time between December 2010 and February 2011, representatives of ACI’s management and ACI’s legal and financial advisors held additional discussions with representatives of S1’s management and S1’s legal and financial advisors concerning a possible transaction. On January 13, 2011, ACI S1’s sent a follow-up letter to S1 in an effort to progress the dialogue between the parties and to commence due diligence. During January 2011, S1’s financial advisor on several times rescheduled a lender due diligence session, which was finally scheduled for March 3, 2011 but cancelled after S1 sent a letter to ACI on February 18, 2011 stating among other things that S1 was terminating discussions with ACI as the S1 Board had “determined that it is in the best interests of S1 and its stockholders to focus our efforts on executing our long-term business plan.”
     On March 10, 2011, S1 published its 2010 earnings release and provided public guidance with respect to its 2011 outlook. In late March 2011, Mr. Heasley initiated contact with S1 in an effort to continue discussion regarding a possible transaction. On April 5, 2011, Mr. Heasley met in person with Messrs. Dreyer and Spiegel in Atlanta, Georgia. On April 12, 2011, ACI submitted an acquisition proposal (including a revised draft of a definitive merger agreement) at a price of $8.40 per S1 Share, 55% of which was to be paid in cash and 45% in ACI Shares. In its proposal, ACI noted, among other things, “[t]his proposal represents a premium of 26.1% over the current market price of S1’s common stock and a premium of 37.4% over the average market price over the past year. We believe that this price is at a level at which your stockholders would enthusiastically support such a transaction.”
     On April 15, 2011, representatives of ACI’s financial advisor held a discussion with representatives of S1’s financial advisor regarding ACI’s proposal. The financial advisors had additional contacts from time to time concerning the proposal between April 15, 2011 and June 14, 2011.
     On June 14, 2011, Mr. Heasley spoke with Messrs. Dreyer and Spiegel regarding ACI’s proposal. During the call, Mr. Spiegel informed Mr. Heasley that S1 was not interested in pursuing a possible transaction with ACI. No mention was made that S1 was simultaneously pursuing discussions with Fundtech relating to a possible merger transaction.

Later that day, Mr. Heasley sent a follow-up letter to Mr. Spiegel requesting a response from the S1 Board regarding ACI’s proposed valuation and other key terms. The June 14, 2011 letter, in relevant part, is as follows:
“June 14, 2011
Mr. John W. Spiegel
Chairman of the Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Dear John,
I appreciated your feedback during our call this morning. I was surprised by your Board’s lack of response to our April 12th proposal.
ACI and our advisors have complied with all of the process requirements that S1 management and your advisors have communicated to us since last Fall. First, our financing advisors, Goldman Sachs and Wells Fargo, have had multiple interactions with S1 management and your advisor providing you with certainty of the financial structure we proposed. Second, our legal advisor, Jones Day, has had several conversations with your external counsel to address any regulatory concerns around the proposed transaction. Also, Jones Day submitted on December 20, 2010, a fair and balanced merger agreement and a revised version on April 12, 2011, to which we have still not received any feedback.
We have studied the regulatory backdrop applicable to the proposed transaction. As reflected in the April 12th merger agreement, we believe the regulatory review process will not impact the certainty of closing and we have outlined measures in the agreement that demonstrate our confidence in this view.
To date, your Board has not provided any response to our proposed valuation or other key terms. We would have liked to have had a discussion on value, but are now left to determine valuation based on publicly available information. With the nine-month standstill period expiring on July 22nd, we still believe it would be in the best interests of S1 and your Board to engage with ACI to maximize value for S1’s stockholders.
The combination of ACI and S1 would create a leading global player in the enterprise payments software industry. As I have indicated, the combination of our companies would not only benefit your stockholders, but would also offer more and better options to customers within our marketplace. We sincerely hope that we will move forward in a negotiated transaction which can be presented to your stockholders as the joint effort of ACI and S1 Boards of Directors and management teams.
This opportunity has the highest priority for us and we are committed to work with S1 and your Board in any way we can to expeditiously move this forward.

Sincerely,
/s/ Philip G. Heasley
President and CEO
ACI Worldwide, Inc.
cc: Mr. Johann Dreyer, Chief Executive Officer, S1 Corporation”
     On June 27, 2011, S1 and Fundtech announced that they had entered into the Fundtech Merger Agreement.
     On July 26, 2011, ACI delivered a proposal letter containing the ACI Merger Proposal to the S1 Board and issued a press release announcing the ACI Merger Proposal. The letter read as follows:
“July 26, 2011
Board of Directors
S1 Corporation
705 Westech Drive
Norcross, Georgia 30092
Attn: Mr. John W. Spiegel, Chairman of the Board
Gentlemen:
We are pleased to submit the following proposal by which ACI and S1 would combine to create a leading global enterprise payments company. We propose to acquire 100% of the issued and outstanding common stock of S1 in a cash and stock transaction valued at $9.50 per share. This equates to a 33% premium to S1’s closing market price on July 25, 2011, a 32% premium to S1’s 90-day volume weighted average price and a 23% premium to S1’s 52-week high. Our proposal is being made pursuant to and in accordance with the superior offer provisions you provided for in your June 26, 2011 merger agreement with Fundtech.
Given the overlapping stockholder base of our companies, we believe that a cash and stock transaction is ideal for all stakeholders, as it provides a mix of immediate value, tax efficiency and the ability to benefit from significant synergies. Accordingly, the form of consideration in our proposal consists of 40% in ACI stock and 60% in cash. In addition, our proposal includes a cash election feature, subject to proration, designed to provide your stockholders with the optimal consideration of cash and/or stock for their individual circumstances and preferences. Upon completion of our proposed transaction and based on the most recent closing price of ACI’s common stock, S1 stockholders would own approximately 15% of the combined company on a fully diluted basis.
We believe the combination of ACI and S1 provides specific tangible benefits to the combined stockholders, including, among others:

•	Combination of complementary products and expanded customer bases, providing a rich set of capabilities and a broad portfolio of products to serve customers across the entire electronic payments spectrum;

•	The creation of an approximate $100 million in revenue hosting business serving our collective customer base with enhanced margins due to the consolidation of fixed infrastructure;

•	Expanded presence in high-growth international markets and additional capabilities with respect to ACI’s retailer payments and online banking solutions;

•	Substantial synergy opportunities by leveraging ACI’s established global cost structure, eliminating redundant operating expenses and consolidating our on-demand operations and facilities; and

•	Strong financial profile with full year earnings accretion in 2012.
We believe that our premium stock and cash proposal is both financially and strategically superior to your proposed transaction with Fundtech. Our proposal offers substantially greater current financial value to S1 stockholders in the form of a meaningful premium to the current stock price and a clearer, more expedient path to value creation over the long-term through the realization of significant synergies, with less risk and uncertainty than the Fundtech transaction. Additionally, our proposed combination creates a more diverse, long-term stockholder base for the pro forma company.
Our proposal contemplates that, following the completion of the transaction, S1 stockholders would have a meaningful ownership stake in ACI, which has:
•	Produced a stockholder return of approximately 91% over the past three years, significantly outperforming the relevant peer group;

•	Increased 60-month backlog to $1.6 billion in 2010, up $350 million since 2006;

•	Driven monthly recurring revenue to 68% in 2010, up nearly 29% since 2007; and

•	Increased Adjusted EBITDA margin to 21% in 2010, from 7% in 2007.
Not only have we executed our historical business plan, as evidenced by our strong second quarter earnings, we have raised our 2011 guidance and are firmly committed to achieving our five-year strategy.
Our proposal includes committed financing from Wells Fargo Bank for the cash portion of the transaction. As such, the proposed transaction is not subject to any financing condition. In addition, we have completed a review of applicable regulatory requirements and, while we do not expect any issues to delay closing, our merger agreement contains appropriate undertakings by us to assure HSR clearance.
Our proposal is subject to the negotiation of a mutually acceptable definitive merger agreement, a draft of which we are including as part of our proposal. Consummation of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. You will see that our draft is the same as the Fundtech Merger Agreement except for changes required in order to effect our transaction. We are prepared to promptly conclude our confirmatory due diligence and to give you and your representatives immediate due diligence access to us.
We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of your Fundtech Merger Agreement as it is more favorable to S1 stockholders from a financial point of view than the Fundtech transaction, and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal. Accordingly, we believe that you must, consistent with the Fundtech Merger Agreement, provide us with confidential information and participate in discussions and negotiations with us to finalize a transaction.
We stand ready and willing to promptly engage with S1 on this transaction, so that together we can effect a transaction that benefits both companies’ stockholders. That said, we are committed to making this transaction a reality.
Our Board of Directors has unanimously approved the submission of this proposal. We and our financial and legal advisors are prepared to move forward immediately with you and your advisors to finalize a mutually beneficial agreement, and make the combination of S1 and ACI a reality, for the benefit of both companies’ stockholders.
We look forward to hearing from you.
Sincerely,
/s/ Philip G. Heasley
President and CEO
ACI Worldwide, Inc.
Enclosures”
     On July 27, 2011, ACI filed a Notification and Report Form with the FTC and Antitrust Department under the HSR Act relating to the ACI Merger Proposal.
     On August 2, 2011, S1 announced that the S1 Board had rejected the ACI Merger Proposal based on the S1 Board’s determination that pursuing discussions with ACI at this time “is not in the best financial or strategic interests of S1 and its stockholders.” According to S1’s August 2, 2011 press release, Mr. Spiegel said:

“The S1 Board gave careful consideration to each of the proposed terms and conditions of ACI’s proposal. In the end, the Board determined that ACI’s proposal is not in the best interests of S1 and its stockholders. We believe that continuing to execute on our long-term business plan, which includes the business combination with Fundtech, will best help us maximize stockholder value and achieve our strategic goals.”
     On August 11, 2011, S1 announced that it had set Thursday, August 18, 2011 as the Record Date and Thursday, September 22, 2011 as the date of the Special Meeting. On August 12, 2011, ACI filed this preliminary proxy statement with the SEC soliciting votes “AGAINST” the Fundtech Merger Proposals.

CERTAIN INFORMATION REGARDING THE PROPOSED
FUNDTECH MERGER
     According to S1’s preliminary proxy statement filed on August 3, 2011, under the terms of the Fundtech Merger Agreement, Finland Holdings (2011) Ltd., a wholly owned subsidiary of S1 that was formed for the sole purpose of facilitating the Proposed Fundtech Merger, will be merged with and into Fundtech, with Fundtech surviving the merger and becoming a wholly owned subsidiary of S1. Accordingly, after the effective time of the Proposed Fundtech Merger, Fundtech ordinary shares will no longer be publicly traded and will be converted into S1 Shares. Immediately following the Proposed Fundtech Merger, the name of S1 will be changed to “Fundtech Corporation.”
     WE ARE SOLICITING PROXIES FROM S1 STOCKHOLDERS TO VOTE “AGAINST” THE FUNDTECH MERGER PROPOSALS. WE BELIEVE THE PROPOSED FUNDTECH MERGER DOES NOT PROVIDE ADEQUATE VALUE TO S1 STOCKHOLDERS. WE BELIEVE THE ACI MERGER PROPOSAL IS A SUPERIOR ALTERNATIVE FOR THE S1 STOCKHOLDERS BECAUSE IT PROVIDES SIGNIFICANTLY GREATER VALUE TO S1 STOCKHOLDERS THAN THE PROPOSED FUNDTECH MERGER.
     The Proposed Fundtech Merger contains various risks, some of which are described below. We believe S1 stockholders should take all of these factors into account when determining how to vote their S1 Shares.
Share Ownership Following the Proposed Fundtech Merger; Significant Ownership by Clal Industries and Investments Ltd.
     As a result of the Proposed Fundtech Merger, each Fundtech stockholder will have the right to receive 2.72 S1 Shares for each Fundtech ordinary share owned immediately prior to the effective time of the merger. S1 stockholders will continue to own their existing S1 Shares after the merger. Each S1 Share will represent one share of common stock in the combined company. It is expected that, upon completion of the merger, S1 stockholders will own approximately 55% of the combined company and Fundtech stockholders will own approximately 45% of the combined company.
     Accordingly to a Schedule 13D filed in respect of Fundtech, Clal Industries and Investments Ltd. (“CIIL”), an Israeli public company traded on the Tel Aviv Stock Exchange, owns approximately 58% of Fundtech’s ordinary shares. CIIL is controlled by the following four individuals: Nochi Dankner, Shelly Danker-Bergman, Isaac Manor and Avraham Livnat, who may be deemed to beneficially own the Fundtech shares held by CIIL.
     According to S1’s preliminary proxy statement filed on August 3, 2011, CIIL will own approximately 24% of the combined company, and by virtue of such ownership “may exert considerable influence over the combined company’s policies, business and affairs, and in any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of [S1’s] assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise would yield a premium upon the price of the combined company’s common stock. This concentration of ownership may also have the effect of reducing the amount of stock in the combined company’s public float, which may impact share trading values.”
Governance of S1 After the Proposed Fundtech Merger
     We believe the Proposed Fundtech Merger would result in a radical restructuring of the business, ownership and governance of S1. According to S1’s preliminary proxy statement filed on August 3, 2011, following the Proposed Fundtech Merger, the governance of S1 would change as follows:
•	Fundtech’s CEO would become “Executive Chairman” of the combined company. Fundtech’s Chairman would become “Deputy Chairman” of the combined company. Fundtech’s CFO would become CFO of the combined company. One or more of these individuals apparently would serve in these capacities from Israel, and not S1’s principal U.S. offices.

•	S1’s Board would not constitute a majority of the Board of the combined company; rather, the combined company Board would be comprised of eight members, four from the current Board of Fundtech and four from the current Board of S1.

•	For an apparently indeterminate period, Fundtech’s CEO, as “Executive Chairman” of the combined company, and the combined company’s CEO would have to mutually agree before S1 could take any of the following actions. Disputes as to the following matters could only be resolved by the vote of a majority of the Board of the combined company, on which the current Fundtech directors will have a blocking vote:
•	subject to certain exceptions, the issuance of any equity interests of the combined company or its subsidiaries or any securities exercisable or exchangeable for or convertible into equity interests of the combined company or its subsidiaries;

•	incurrence of any indebtedness for borrowed money, other than indebtedness (i) outstanding as of the closing date of the Proposed Fundtech Merger or (ii) incurred in the ordinary course of business;

•	engaging in any merger, consolidation or other business combination transactions or recapitalization or reorganization;

•	acquisition of any enterprise or business (whether by merger, stock or assets) or other significant assets outside of the ordinary course of business;

•	sale or other disposition of any assets of the combined company or any of its subsidiaries outside of the ordinary course of business;

•	acquisition or development of any material new product or service offering;

•	engaging in any line of business substantially different from those lines of business conducted by the combined company and its subsidiaries immediately following the closing date of the Proposed Fundtech Merger;

•	hiring or termination of the executive chairman, chief executive officer, chief financial officer, chief operating officer, chief legal officer and each individual (including any consultant or other individual, even if not technically an employee) performing the functions of any such office, each referred to as a Senior Officer, or any individual who directly reports (including any consultant or other individual, even if not technically an employee) to any Senior Officer, referred to, together with the Senior Officers, each as an Applicable Employee;

•	modification of the salary or other compensation of any Applicable Employee, materially changing the responsibilities of any Applicable Employee, or making any material changes to the employment agreement of any Applicable Employee;

•	approval of (i) any operating or capital expenditure budget of the combined company or any of its subsidiaries or (ii) any material amendment or supplement to or other modification thereof;

•	institution, settlement, withdrawal or compromise of any material lawsuit, claim, counterclaim or other legal proceeding by or against the combined company or any of its subsidiaries or with respect to any of their respective material properties or assets; or

•	delegate any authority to take any of the foregoing actions to any other officer or employee.
     We believe that you should consider the effect of these changes in determining how to vote your S1 Shares. We believe that the Fundtech transaction results in a radical restructuring of the business, ownership and governance of S1, and thereby could be deemed to constitute a de facto change in control of S1 for no premium and no cash to S1 stockholders.
Conditions to the Proposed Fundtech Merger
     According to S1’s preliminary proxy statement filed on August 3, 2011, S1’s and Fundtech’s obligations to effect the Proposed Fundtech Merger are subject to the satisfaction or waiver of various conditions, including the following:
•	Israeli court approval of the Fundtech Merger Agreement and the merger (the “Court Approval”);

•	Fundtech stockholder approval as required under Israeli law;

•	receipt of approval by all Israeli governmental entities required pursuant to Israeli legal requirements, including the Israeli tax authority and the Israeli securities authority; and

•	receipt of S1 stockholder approval of the Share Issuance Proposal and the Charter Amendment Proposal (subject to Fundtech’s right to waive the receipt of S1 stockholder approval of the Charter Amendment Proposal).
Termination; Termination Fees
     The Fundtech Merger Agreement may be terminated by Fundtech or S1 under certain specified circumstances, including if S1 changes its recommendation to S1 stockholders to approve the Share Issuance Proposal or the Charter Amendment Proposal. If the Fundtech Merger Agreement is terminated under such circumstances, S1 may be required to pay a termination fee of $14.6 million to Fundtech.
     The Fundtech Merger Agreement may also be terminated if S1’s stockholders do not approve the Share Issuance Proposal or the Charter Amendment Proposal. If the Fundtech Merger Agreement is terminated under such circumstances, and at such time Fundtech would not have grounds to terminate, S1 would be obligated to pay Fundtech a termination fee of $3.0 million. The termination fee would be $14.6 million if ACI consummated its merger proposal within one year of such termination.
     ACI believes that, if the Fundtech Merger Agreement were terminated, the S1 Board should make the determination that it is in S1 stockholders’ best interests to pursue the ACI Merger Proposal and to enter into the ACI Merger Proposal. ACI intends to pursue the ACI Merger Proposal even if S1 were required to pay the Fundtech termination fee. However, there can be no assurances that the current S1 Board would seek to enter into the ACI Merger Proposal, or otherwise pursue or facilitate the ACI Merger Proposal, following a termination of the Fundtech Merger Agreement.
     We believe S1 stockholders should take all of these factors into account when determining how to vote their S1 Shares.

CERTAIN INFORMATION REGARDING ACI
     ACI is a Delaware corporation with its principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271. The telephone number of ACI is (646) 348-6700. ACI develops, markets, installs and supports a broad line of software products and services primarily focused on facilitating electronic payments. In addition to its own products, ACI distributes, or acts as a sales agent for, software developed by third parties. These products and services are used principally by financial institutions, retailers and electronic payment processors, both in domestic and international markets. Most of ACI’s products are sold and supported through distribution networks covering three geographic regions — the Americas, Europe/Middle East/Africa and Asia/Pacific. As of June 30, 2011, ACI had total stockholders’ equity of approximately $280 million and total assets of approximately $614 million. ACI Shares are listed on the NASDAQ Global Select Market under the ticker symbol “ACIW.” As of December 31, 2010, ACI had a total of approximately 2,134 employees, of whom 1,124 were in the Americas reportable segment, 591 were in the Europe/Middle East/Africa reportable segment and 419 were in the Asia/Pacific reportable segment.
     As of August 11, 2011, ACI was the registered holder of 1,000 S1 Shares, or less than 1% of the amount outstanding.
     The name, citizenship, business address and telephone number and principal occupation or employment for each of the directors and officers of ACI who are considered to be participants in this proxy solicitation and certain other information is set forth in Schedule I hereto. Other than as set forth herein, none of ACI or any of the participants set forth on Schedule I hereto have any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Fundtech Merger.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING
     Each of the proposals to be submitted at the Special Meeting is designed to facilitate the approval of the Proposed Fundtech Merger and the adoption of the Fundtech Merger Agreement. ACI recommends voting “AGAINST” each of the Share Issuance Proposal, the Charter Amendment Proposal, the Incentive Plan Amendment Proposal, the Compensation Advisory Proposal and the Adjournment Proposal.
     YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR BLUE PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM S1.
     Other than as set forth above, ACI is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of ACI as determined by ACI in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES
     According to S1, as of the Record Date, there were [•] S1 Shares entitled to vote at the Special Meeting.
     Under S1’s bylaws, the presence, in person or by proxy, of the holders of a majority of the S1 Shares outstanding as of the Record Date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Once an S1 Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new Record Date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned.
     In accordance with NASDAQ rules, brokers and nominees who hold S1 Shares in street-name for customers may not exercise their voting discretion with respect to the Fundtech Merger Proposals. Thus, absent specific instructions from the beneficial owner of such S1 Shares, these S1 Shares will not be counted for purposes of determining whether a quorum is present.
     Approval of S1’s proposals to be considered at the Special Meeting requires the vote percentages described below. You may vote for or against any of the proposals submitted at the Special Meeting or you may abstain from voting.
     Required Vote for Share Issuance Proposal. In order to approve the Share Issuance Proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.
     Required Vote for Charter Amendment Proposal. In order to approve the Charter Amendment Proposal, the affirmative vote of the majority of S1 Shares entitled to vote on the proposal must be obtained.
     Required Vote for Incentive Plan Amendment Proposal. In order to approve the Incentive Plan Amendment Proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.
     Required Vote for Compensation Advisory Proposal. In order to approve the Compensation Advisory Proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.
     Required Vote for Adjournment Proposal. In order to approve the Adjournment Proposal, the affirmative vote of the majority of S1 Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Record Date must be obtained, regardless of whether a quorum is present.
     The votes on the Compensation Advisory Proposal and the Incentive Plan Amendment Proposal are votes separate and apart from the votes to approve the Share Issuance Proposal and the Charter Amendment Proposal. Because the vote on the Compensation Advisory Proposal is advisory in nature only, it will not be binding on S1. Approval of the Share Issuance Proposal and Charter Amendment Proposal is a condition to the completion of the Proposed Fundtech

Merger (subject to Fundtech’s right to waive the approval of the Charter Amendment Proposal). If an S1 stockholder does not instruct its bank, brokerage firm or other nominee on how to vote its S1 Shares, such stockholder’s bank, brokerage firm or other nominee, as applicable, may not vote such S1 Shares on any of the proposals to be considered and voted upon at the Special Meeting as all such matters are deemed “non-routine” matters pursuant to applicable NASDAQ rules.
     S1 stockholders may abstain from voting on any or all of the Fundtech Merger Proposals or may vote for or against any or all of the proposals by internet or telephone or by marking the proper box on the BLUE proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If an S1 stockholder returns a properly executed BLUE proxy card that is not marked with respect to a proposal, that stockholder will be deemed to have voted “AGAINST” any such proposal.
     Only S1 stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.
     YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) ACI WORLDWIDE, INC., C/O INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF S1 CORPORATION AT 705 WESTECH DRIVE, NORCROSS, GEORGIA 30092.
     A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR S1 SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO S1 CORPORATION OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO ACI WORLDWIDE, INC., C/O INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT ACI MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF S1 SHARES THEN OUTSTANDING.
     UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.
     BY EXECUTING THE BLUE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

     If you have any questions or require any assistance in voting your S1 Shares, please contact:
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

SOLICITATION OF PROXIES
     Except as set forth below, ACI will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.
     Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors and officers of ACI listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this proxy statement).
     ACI has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree may receive a fee of up to $250,000 for these services, in addition to reimbursing Innisfree for its reasonable out-of-pocket expenses. ACI agreed to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting proxies for the Special Meeting by or on behalf of ACI is being borne by ACI.
     If you have any questions concerning this proxy statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS
     This preliminary proxy statement contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “would” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
     We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the following: (1) that a transaction with S1 may not be completed on a timely basis or on favorable terms; (2) negative effects on our business or S1’s business resulting from the pendency of the merger proposals; (3) that we may not achieve the synergies and other expected benefits of a merger with S1 within the expected time or in the amounts we anticipate; (4) that we may not be able to promptly and effectively integrate the merged businesses after closing; and (5) that our committed financing may not be available. Other factors that could materially affect our business and actual results of operations are discussed in our most recent 10-K as well as other filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.
OTHER INFORMATION
     The information concerning S1 and the Proposed Fundtech Merger contained herein (including Schedule II) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although ACI has no knowledge that would indicate that statements relating to S1 or the Fundtech Merger Agreement contained in this proxy statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of S1, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. See Schedule II for information regarding persons who beneficially own more than 5% of the S1 Shares and the ownership of the S1 Shares by the directors and officers of S1.
     Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to S1’s preliminary proxy statement for information concerning the Fundtech Merger Agreement, the Proposed Fundtech Merger, financial information regarding Fundtech, S1 and the proposed combination of Fundtech and S1, the proposals to be voted upon at the Special Meeting, other information concerning S1’s management, the procedures for submitting proposals for consideration at the next annual meeting of S1 stockholders and certain other matters regarding S1 and the Special Meeting.
     Although ACI believes that the ACI Merger Proposal would provide S1 stockholders with a premium for their S1 Shares, because the ACI Merger Proposal provides for the issuance of ACI Shares, the value of the stock portion of the ACI Merger Proposal to S1 stockholders will vary over time based on relative changes in the market prices of the ACI Shares and the S1 Shares, which could result in a smaller premium or no premium. The equity capital markets have been highly volatile since July 26, 2011 and market prices for ACI Shares and S1 Shares have fluctuated and can be expected to continue to fluctuate. S1 stockholders are urged to obtain current trading price information prior to deciding how to vote.
     THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED FUNDTECH MERGER AND IS NOT A SOLICITATION OF PROXIES WITH RESPECT TO THE ACI MERGER PROPOSAL OR AN OFFER TO SELL ACI SHARES.
     WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM S1—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED FUNDTECH MERGER. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY S1, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. WE URGE YOU TO VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US TODAY.
     WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE S1 BOARD BY VOTING “AGAINST” THE FUNDTECH MERGER PROPOSALS BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY. A VOTE AGAINST THE FUNDTECH MERGER PROPOSALS WILL NOT OBLIGATE YOU TO VOTE FOR THE ACI MERGER PROPOSAL. HOWEVER, IF THE PROPOSED FUNDTECH MERGER OCCURS, THE ACI MERGER PROPOSAL WILL BE WITHDRAWN.
     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

IMPORTANT VOTING INFORMATION
     1. If your S1 Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed BLUE proxy card by Internet or telephone, or by signing, dating and returning the enclosed BLUE proxy card to ACI Worldwide, Inc., c/o Innisfree M&A Incorporated, in the postage-paid envelope provided.
     2. If your S1 Shares are held in “street-name,” only your broker or bank can vote your S1 Shares and only upon receipt of your specific instructions. If your S1 Shares are held in “street-name,” deliver the enclosed BLUE voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a BLUE proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to ACI Worldwide, Inc., c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that ACI will be aware of all instructions given and can attempt to ensure that such instructions are followed.
     3. Do not sign or return any proxy card you may receive from S1. If you have already submitted a proxy card, you have every right to change your vote—use the BLUE proxy card to vote by Internet or telephone or simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.
     4. Only S1 stockholders of record on [•], [•], 2011 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his, her or its S1 Share(s) signs, dates, and returns the enclosed BLUE proxy card as soon as possible.
     If you have any questions or require any assistance in voting your S1 Shares, please contact:
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

SCHEDULE I
INFORMATION CONCERNING DIRECTORS AND OFFICERS OF ACI WHO ARE
PARTICIPANTS AND INTERESTS OF PARTICIPANTS
Directors and Officers of ACI Who are Participants
     The following table sets forth the name of each director and officer of ACI who is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 120 Broadway, Suite 3350, New York, New York 10271 and the current business telephone number is (646) 348-6700. Each such person is a U.S. citizen. Each occupation set forth opposite an individual’s name refers to employment with ACI.

Present Position with ACI or Other Principal
Name	Occupation or Employment
Philip G. Heasley	President and Chief Executive Officer of ACI and Director

Scott W. Behrens	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Craig A. Maki	Executive Vice President, Treasurer and Chief Corporate Development Officer

Dennis P. Byrnes	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

David N. Morem	Senior Vice President, Global Business Operations

Charles H. Linberg	Vice President and Chief Technology Officer

Present Position with ACI or Other
Name	Principal Occupation or Employment
Alfred R. Berkeley, III	Director; chairman of Pipeline Financial Group; CEO of Pipeline Financial Group until March 2010

John D. Curtis	Director; Senior Vice President, General Counsel and Corporate Secretary of The Warranty Group

I-1

Present Position with ACI or Other
Name	Principal Occupation or Employment
James C. McGroddy	Director; self-employed consultant

Harlan F. Seymour	Director; sole owner of HFS, LLC

John M. Shay, Jr.	Director; President and owner of Fairway Consulting LLC

John E. Stokely	Director; President of JES, Inc.

Jan H. Suwinski	Director; professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University
Interests of Participants and Other Potential Participants
     No individual listed above has a substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to the Proxy Statement.

I-2

SCHEDULE II
SECURITY OWNERSHIP OF S1 PRINCIPAL
STOCKHOLDERS AND MANAGEMENT
     The following tables are reprinted from S1’s Definitive Proxy Statement filed with the SEC on April 8, 2011.
Principal Stockholders of S1
     The following table presents information regarding the beneficial ownership of S1 Shares as of March 31, 2011 by each person who was known by S1 to be the beneficial owner of more than 5% of the outstanding S1 Shares. At March 31, 2011, the applicable percentages were based on 53,391,860 S1 Shares outstanding excluding shares of restricted stock.

	Number of
	Common
	Shares and
	Nature of	Percent of
	Beneficial	Common Stock
Name and Address of Beneficial Owner	Ownership (1)	Outstanding
Wellington Management Company, LLP	4,550,260 [2]	8.5%
280 Congress Street Boston, MA 02210
ValueAct SmallCap Master Fund, L.P. and related persons	3,988,921 [3]	7.5%
435 Pacific Avenue Fourth Floor San Francisco, CA 94133
Cramer Rosenthal McGlynn, LLC	3,978,508 [4]	7.5%
520 Madison Ave New York, NY 10022
FMR LLC	3,485,500 [5]	6.5%
82 Devonshire Street Boston, Massachusetts 02109
BlackRock, Inc	3,364,459 [6]	6.3%
40 East 52nd Street New York, NY 10022

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2011. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(2)	According to Schedule 13G/A filed with the SEC on February 14, 2011, Wellington Management Company, LLP in its capacity as investment adviser, reported that it has shared voting power of 2,233,360 shares and shared dispositive power of 4,550,260 shares which are held of record by its clients.

(3)	According to Schedule 13D/A filed with the SEC on September 17, 2010, ValueAct SmallCap Master Fund, L.P., VA SmallCap Partners, LLC, ValueAct SmallCap Management, L.P., ValueAct SmallCap Management, LLC and David Lockwood, the managing member, principal owner and controlling person of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC each reported shared voting power and shared dispositive power of 3,998,921 shares.

(4)	According to Schedule 13G/A filed with the SEC on February 1, 2011, Cramer Rosenthal McGlynn LLC, in its capacity as investment adviser, reported that it has sole voting power of 3,872,508 shares and sole dispositive power of 3,978,508 shares.

(5)	According to Schedule 13G filed with the SEC on February 14, 2011, FMR LLC, in its capacity as investment adviser, and Edward C. Johnson 3d each reported sole voting power of 392,400 shares and sole dispositive power of 3,485,500 shares.
     The following table presents information known to S1 regarding the beneficial ownership of its common stock as of March 31, 2011 by each of its directors and Named Executive Officers (“NEOs”) and by all of its directors, NEOs and other executive officers as a group. As of March 31, 2011, the applicable percentages were based on 53,391,860 S1 Shares outstanding adjusted for restricted stock and stock options as required by rules promulgated by the SEC. All information as to beneficial ownership was provided to S1 by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers had sole voting and investment power over all of the shares they beneficially own.

	Number
	of	Restricted		Percent of
	Shares	Stock	Beneficial	Common
	Owned	and Right to	Ownership	Stock
Name	(1)	Acquire(2)	Total(3)	Outstanding
Directors
John W. Spiegel	42,040 (4)	122,500	164,540	*
Ram Gupta	19,500	67,500	87,000	*
M. Douglas Ivester	212,000	137,500	349,500	*
Thomas P. Johnson, Jr.	42,000	67,500	109,500	*
Gregory J. Owens	19,500	132,500	152,000	*
Edward Terino	16,500	52,500	69,000	*

	Number
	of	Restricted		Percent of
	Shares	Stock	Beneficial	Common
	Owned	and Right to	Ownership	Stock
Name	(1)	Acquire(2)	Total(3)	Outstanding
Named Executive Officers
Johann Dreyer	158,230	1,171,856	1,330,086	2.4
Paul M. Parrish	46,674	102,883	149,557	*
Jan Kruger	20,076	250,779	270,855	*
Pierre Naude	14,337	238,414	252,751	*
Francois van Shoor	19,307	180,377	199,684	*
All directors and executive officers as a group	624,553	2,714,686	3,339,239	6.0

(*)	Less than one percent

(1)	Excludes shares that may be acquired through the exercise of stock options and the vesting of restricted stock after March 31, 2011.

(2)	Represents shares of common stock that can be acquired upon exercise of options within 60 days from March 31, 2011 and all unvested shares of restricted stock as of March 31, 2011. The holders of unvested shares of restricted stock have sole voting power, but not investment power, with respect to such shares.

(3)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2011. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(4)	Includes 41,840 shares held in a revocable trust which Mr. Spiegel has shared voting and investment powers with his wife and 200 shares owned directly by Mr. Spiegel’s wife, over which he has shared voting and investment power.

IMPORTANT
     If your S1 Shares are held in your own name, please use the BLUE proxy card to vote by Internet or telephone or sign, date and return the enclosed BLUE proxy card today. If your S1 Shares are held in “street-name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form.
     We urge you not to sign any proxy card you may receive from S1, even as a protest vote against the Proposed Fundtech Merger.
     If you have any questions or require any assistance in voting your S1 Shares, please contact:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

PRELIMINARY— SUBJECT TO COMPLETION, DATED AUGUST 12, 2011 YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of S1 Common Stock for the upcoming Special Meeting of S1 Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone — Please call toll-free in the U.S. or Canada at , on a touch-tone telephone. If outside the U.S. or Canada, call ]. Please follow the simple instructions. You will be required to provide the unique control number printed below. OR 2. Vote by Internet — Please access https://www.proxyvotenow.com/sone, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had completed, signed, dated and returned a BLUE proxy card. OR 3. Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return this BLUE proxy card in the postage-paid envelope provided, or mail to: ACI Worldwide, Inc., c/o Innisfree M&A Incorporated, P.O. Box 5155, FDR Station, New York, New York 10150-5155. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ACI STRONGLY RECOMMENDS A VOTE “AGAINST” EACH OF THE FOLLOWING PROPOSALS AGAINST ABSTAIN FOR 1. To approve the issuance of S1 common stock in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated June 26, 2011, by and among S1 Corporation, Finland Holdings (2011) Ltd. and Fundtech Ltd. 2. Subject to the consummation of the merger, to approve the adoption of a certificate of amendment to the certificate of incorporation of S1 Corporation. 3. To amend the S1 Corporation 2003 Stock Incentive Plan, as Amended and Restated Effective February 26, 2008, to increase the number of shares of S1 common stock available for issuance thereunder. 4. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to S1 Corporation’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. 5. To approve adjournments or postponements of the special meeting, if necessary, to permit the further solicitation of proxies in favor of the foregoing proposals. , 2011 Date Signature of Stockholders Signatures of Stockholders (if) Title(s) NOTE: Please sign exactly as your name or names appear hereon. If shares are held jointly, both stockholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE TODAY. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND COMPLETE, SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED THIS PROXY IS SOLICITED BY ACI WORLDWIDE, INC. IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF S1 CORPORATION FOR THE S1 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2011 BLUE PROXY The undersigned, a holder of common stock (the “S1 Shares”) of S1 (“S1”), held of record on , 2011, acknowledges receipt of the Proxy Statement of ACI Worldwide, Inc., dated , 2011, and hereby appoints and and each of them, with full power of substitution, proxies for the undersigned to vote as directed herein all shares of S1 common stock which the undersigned would be entitled to vote at the Special Meeting, scheduled to be held on, 2011 at, at, and any adjournment or postponement thereof. EXCEPT AS PROVIDED HEREIN THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED (A) AGAINST EACH OF THE FOREGOING PROPOSALS, AND (B) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF THAT ADVERSELY AFFECTS THE INTERESTS OF ACI WORLDWIDE, INC., AS DETERMINED BY ACI IN ITS SOLE DISCRETION. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED TO THE EXTENT THAT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED ABOVE. YOUR VOTE IS VERY IMPORTANT — PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. (continued and to be signed and dated on reverse]